SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

KIMCO REALTY CORPORATION
(Name of Registrant as Specified in Its Charter)
__________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Date Filed: _________________________________________________________________________________

KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NY 11042-0020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     We cordially invite you to attend the annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”). The meeting will be held on Tuesday, May 12, 2009 at 10:00 A.M. (local time), at 277 Park Avenue, 17th Floor, New York, NY 10017.

     At the annual meeting, stockholders will be asked to:

1.	Elect eight directors to serve for a term of one year and until their successors are duly elected and qualify;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009; and

3.	Transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named herein and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009. Please refer to the Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

     The close of business on March 18, 2009 was the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting.

     We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting. We will send a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 2, 2009, and provide access to our proxy materials over the Internet, beginning on April 2, 2009, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. We are also sending proxy materials to any stockholder who elected to receive their proxy materials by mail or e-mail in accordance with their election.

     Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet, telephone, or, if you received a paper copy of the materials by mail, mark, sign, date, and return your proxy card, so that your shares will be represented at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Bruce Rubenstein
Bruce Rubenstein
Secretary

March 27, 2009

KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020
__________

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on May 12, 2009

     This Proxy Statement is furnished to holders of record of the Common Stock, par value $0.01 per share (the “Common Stock”), of Kimco Realty Corporation, a Maryland corporation (the “Company”), in connection with the solicitation of proxies for use at the 2009 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on Tuesday, May 12, 2009, at 10:00 A.M. (local time), at 277 Park Avenue, 17th Floor, New York, NY 10017 for the purposes set forth in the Notice of Annual Meeting of Stockholders.

     This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $6,000 to The Altman Group, Inc. for soliciting proxies for the Company.

     Holders of record of the Common Stock as of the close of business on the record date, March 18, 2009, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 18, 2009, there were 271,083,555 shares of Common Stock outstanding. The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

     Stockholders can vote in person at the Meeting or by proxy. There are three ways to vote by proxy:

  By Telephone — Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

  By Internet — Stockholders can authorize their proxy over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

     Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 11, 2009.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

     If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the other proposal. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

     Shares represented by proxies, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted (i) FOR the election of all nominees for Director (See Proposal 1) and (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (see Proposal 2). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

     Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock on March 18, 2009, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

     The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please contact Broadridge at the above phone number or address.

PROPOSAL 1
Election of Directors

     The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company’s charter and such Bylaws, the Board of Directors has fixed the number of directors to be elected at eight. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the eight nominees for director designated below to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the Meeting.

Information Regarding Nominees (as of March 18, 2009)

		Present Principal Occupation or
Name	Age	Employment and Five-Year Employment History
Milton Cooper	80

Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1991; Director and President of the Company for more than five years prior to such date. Founding member of the Company’s predecessor in 1966.

Richard G. Dooley (1)(2)(3)(4)	79

Director of the Company since December 1991. From 1993 to 2003 consultant to, and from 1978 to 1993, Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company.

Joe Grills (1)(2)(3)	73	Director of the Company since January 1997. Chief Investment Officer for the IBM Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

David B. Henry	60

Vice Chairman of the Board of Directors of the Company since May 2001; since December 2008, President of the Company and, since April 2001, Chief Investment Officer of the Company. Prior to joining the Company, Chief Investment Officer of G.E. Capital Real Estate since 1997 and held various positions at G.E. Capital for more than five years prior to 1997.

F. Patrick Hughes (1)(2)(3)	61

Director of the Company since October 2003. President, Hughes & Associates, LLC since October 2003. Previously served as Chief Executive Officer, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003.

Frank Lourenso (1)(2)	68

Director of the Company since December 1991. Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990. Senior Vice President of J.P. Morgan for more than five years prior to 1990.

Richard Saltzman (1)(2)	52

Director of the Company since July 2003. President, Colony Capital LLC, (“Colony”) since May 2003. Prior to joining Colony, Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time.

Philip E. Coviello (1)(2)(3)	65

Director of the Company since May 2008. Partner of Latham & Watkins LLP, an international law firm, for 18 years until his retirement from that firm as of December 31, 2003. Latham & Watkins LLP provides legal services to the Company.

(1)	Member of Executive Compensation Committee.
(2)	Member of Nominating and Corporate Governance Committee.
(3)	Member of Audit Committee.
(4)	Lead Director.

     Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation.

     Mr. Dooley is also a director of Jefferies Group, Inc.

     Mr. Grills is also a Director Emeritus of Duke University Management Company. He also serves as a member and former Chairman of the Investment Advisory Committee of the Virginia Retirement System. Mr. Grills is a member of the Association of Financial Professionals Committee on Investment of Employee Benefit Assets and its executive committee and is a former chairman of that committee. He is also a Trustee of the National Trust for Historic Preservation.

     Mr. Henry is also a director of Health Care Property Investors, Inc. and The Retail Initiative, Inc., an affiliated company of Local Initiatives Support Corporation (LISC).

     Mr. Hughes is also a trustee of the State Retirement and Pension System of Maryland.

     Mr. Coviello is also a director of Getty Realty Corp.

     Term of Office. All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

     Attendance at Board Meetings and 2008 Annual Meeting. The Board of Directors met nine times in person or telephonically in 2008. All of the current members of the Board attended at least 75% of the meetings held during their tenure. All of the Directors of the Board were in attendance at the 2008 Annual Meeting of Stockholders held on May 13, 2008. Our Director Attendance policy is included in our Corporate Governance Guidelines, which is available through the Investor Relations/Corporate Governance/Highlights/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Stockholder Communications with Directors. The Audit Committee and the non-management directors have established procedures to enable anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board, to the Lead Director, to the non-management directors or to the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing by sending a letter by mail addressed to the Board of Directors, the non-management directors or the Lead Director by sending a letter by mail addressed to the Board of Directors or the non-management directors (or Lead Director) c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020. The Board has designated Richard G. Dooley as its Lead Director to review stockholder communications and present them to the entire Board or forward them to the appropriate Directors.

Director Independence

     Pursuant to the New York Stock Exchange listing standards, our Board of Directors has adopted a formal set of categorical standards of Director Independence. These categorical standards specify the criteria by which the independence of our Directors will be determined, including guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the New York Stock Exchange. The Board’s categorical standards are included in our Corporate Governance Guidelines, which is available through the Investor Relations/Corporate Governance/Highlights/Governance Documents section of the Company’s website located at www.kimcorealty.com.

     In accordance with these categorical standards and the listing standards of the New York Stock Exchange, the Board undertook its annual review of the independence of its Directors on February 3, 2009. During this review, the Board considered transactions and relationships between each Director or members of his immediate family and the Company. The Board also considered whether there were any transactions or relationships between Directors or members of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

     As a result of this review, the Board affirmatively determined that the following nominees for Director are independent of the Company and its management under the standards set forth in the categorical standards and the New York Stock Exchange listing requirements:

Joe Grills	Richard G. Dooley
Frank Lourenso	F. Patrick Hughes
Philip E. Coviello	Richard Saltzman

     In making these determinations, the Board considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 32.

     With respect to all transactions considered by the Board, the amount involved in these transactions in each of the last three years did not approach the thresholds set forth in the categorical standards. In addition, none of the Directors’ family members served as an executive officer of the Company.

Committees of the Board of Directors

     Audit Committee. The Audit Committee currently consists of Mr. Hughes, who is chairman of the Audit Committee, Mr. Dooley, Mr. Grills and Mr. Coviello, all of whom are independent directors. The Board of Directors has established the Audit Committee to (i) appoint and oversee the engagement of independent registered public accountants, (ii) review with the independent registered public accountants their plans and results of the audit engagement, (iii) approve professional services provided by the independent registered public accountants, (iv) review the independence of the independent registered public accountants, (v) consider the range of audit and non-audit fees, (vi) review the Company’s financial statements and financial reporting issues and (vii) review the adequacy of the Company’s internal accounting controls. Nine meetings of the Audit Committee were held in person or telephonically during 2008. Each of Mr. Hughes, Mr. Dooley, Mr. Grills and Mr. Coviello is an “audit committee financial expert”, as determined by the Board in accordance with Item 407(d)(5) of Regulation S-K, and are “independent” from the Company as defined by the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended, is available through the Investor Relations/Corporate Governance/Highlights/Committee Charters section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Executive Compensation Committee. The Executive Compensation Committee currently consists of Mr. Grills, who is chairman of the Executive Compensation Committee, Mr. Dooley, Mr. Lourenso, Mr. Hughes, Mr. Saltzman and Mr. Coviello, all of whom are independent directors. The Board of Directors has established an Executive Compensation Committee to (i) review (in consultation with management or the Board), recommend to the Board for approval and evaluate the compensation plans, policies and programs of the Company, especially those regarding executive compensation and (ii) determine the compensation of the chief executive officer and all other executive officers of the Company.

     More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation—that is, changes in base salary, bonus payments and equity awards—of the Chief Executive Officer. For other named executive officers, the Executive Compensation Committee reviews their performance against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis (“CD&A”) beginning on page 9.

     Twelve meetings of the Executive Compensation Committee were held in person or telephonically during 2008. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is available through the Investor Relations/Corporate Governance/Highlights/Committee Charters section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Nominating and Corporate Governance Committee. The Board of Directors has established a Nominating and Corporate Governance Committee which currently consists of Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee, Mr. Grills, Mr. Lourenso, Mr. Hughes, Mr. Saltzman and Mr. Coviello, all of whom are independent directors as defined by the rules of the New York Stock Exchange. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors, to fill vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board, as well as candidates recommended by stockholders, provided such recommendations are submitted in writing ninety days in advance of the anniversary of the preceding year’s annual meeting of stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s proxy statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

     In reviewing possible Board candidates, including candidates recommended by stockholders, the Committee considers a candidate’s industry expertise, ethical standards, integrity and personal reputation and accounting and finance background. The Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, and the evaluations of other prospective candidates. After completing this evaluation and review, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

     The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and for developing and implementing the Company’s (i) Corporate Governance Guidelines that apply to all of its directors and management and (ii) Code of Business Conduct and Ethics for all of its directors and employees. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all New York Stock Exchange listing requirements. Four meetings of the Nominating and Corporate Governance Committee were held in person during 2008. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee charter, the Corporate Governance Guidelines, and the Code of Business Conduct and Ethics are available through the Investor Relations/Corporate Governance/Highlights section of the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests it.

     Attendance at Committee Meetings. Each of the Directors comprising these various Committees of the Board of Directors attended at least 75% of all meetings of such Committees held during their tenure.

     Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. “Non-Management” Directors are all those Directors who are not employees of the Company. The Non-Management Directors consist of Messrs. Dooley, Grills, Hughes, Lourenso, Saltzman and Coviello. The Board of Directors has named Richard G. Dooley as its Lead Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors. Stockholders wishing to communicate with the Lead Director or with the Non-Management Directors as a group may send a letter by mail addressed to the Lead Director c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020.

Vote Required

     Assuming the presence of a quorum, in uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. With respect to director elections, a “majority of the votes cast” means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. In accordance with the Company’s Bylaws, for purposes of determining the outcome of the election of directors, shares represented by proxies reflecting abstentions or broker non-votes will not count as a vote cast with respect to a director’s election, therefore will have no effect on the election of directors.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information available to the Company, as of March 18, 2009, with respect to shares of its Common Stock and Class F and Class G Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the “SEC”) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

	Shares Owned				Percent
Name & Address (where required)	Beneficially (#)				of Class (%)
of Beneficial Owner	Common		Class F	Class G	Common	Class F(2)	Class G(2)
Wellington Management Co, LLP.	29,844,739	(1)	-	-	11.0	-	-
75 State Street
Boston, MA 02109

Vanguard Group Inc.	19,626,949	(3)	-	-	7.2	-	-
100 Vanguard Blvd
Malvern, PA 19355

Barclays Global Investors NA	15,447,140	(4)	-	-	5.7	-	-
400 Howard Street
San Francisco, CA 94105

Milton Cooper	11,829,703	(5)(6)	-	-	4.4	-	-
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042

Michael V. Pappagallo	981,576	(7)	-	-	*	-	-
David B. Henry	840,347	(8)	-	-	*	-	-
Michael Flynn	653,038	(9)	-	-	*	-	-
Jerald Friedman	423,969	(10)	-	-	*	-	-
Richard G. Dooley	400,087	(11)	-	-	*	-	-
Frank Lourenso	394,343	(12)	-	-	*	-	-
Joe Grills	275,628	(13)	-	-	*	-	-
Richard Saltzman	146,507	(14)	-	-	*	-	-
F. Patrick Hughes	140,208	(15)	-	-	*	-	-
David Lukes	108,693	(16)	-	-	*	-	-
Philip E. Coviello	41,701	(17)	5,000	8,500	*	*	*

All Directors and executive	16,493,047	(18)	-	-	6.1	-	-
officer as a group (including
one executive officer not named
herein)

*	Less than 1%

(1)

The Company has received a copy of Schedule 13G as filed with the SEC by the Wellington Management Company, LLP (“Wellington”) reporting ownership of these shares as of December 31, 2008. As reported in said Schedule 13G, Wellington has shared voting powers with respect to 22,050,606 shares and has shared dispositive power for 29,815,339 shares.

(2)	Not applicable. The Company’s Class F and Class G Preferred Stock are not voting securities of the Company.
(3)

The Company has received a copy of Schedule 13G as filed with the SEC by Vanguard Group Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2008. As reported in said Schedule 13G, Vanguard has sole voting powers with respect to 275,775 shares and has sole dispositive power for 19,626,949 shares.

(4)

The Company has received a copy of Schedule 13G as filed with the SEC by Barclays Global Investors NA and its affiliates (“Barclays”) reporting ownership of these shares as of December 31, 2008. As reported in said Schedule 13G, Barclays has sole voting powers with respect to 14,323,956 shares and has sole dispositive power for 15,447,140 shares.

(5)	Includes 195,000 shares held by a foundation controlled by Mr. Cooper. Does not include 760,470 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes options or rights to acquire 1,365,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009. Includes 740,000 shares held in a margin account.
(6)	Excludes 3,270,296 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 10% of the outstanding equity. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares.
(7)	Includes 320,576 shares held by Pappagallo Family Holdings LLC, a limited liability company in which Mr. Pappagallo owns a majority of the equity interest and is a co-managing member with his spouse. Includes options or rights to acquire 631,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009. Includes 320,576 shares held in a margin account.
(8)	Does not include 1,337 shares owned by Mr. Henry’s children, as to all of which Mr. Henry disclaims beneficial ownership. Includes options or rights to acquire 710,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009. Includes 100,000 shares held in a margin account.
(9)	Mr. Flynn is a named executive officer as of December 31, 2008 but is no longer an executive officer of the Company as of the date of this table. Includes options or rights to acquire 276,500 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(10)	Mr. Friedman is a named executive officer as of December 31, 2008 but is no longer an executive officer of the Company as of the date of this table. Includes options or rights to acquire 367,978 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(11)	Includes options or rights to acquire 215,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(12)	Does not include 4,500 shares owned by Mrs. Lourenso, his wife, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 500 shares held by Mr. Lourenso as trustee for the benefit of his granddaughter. Does not include 4,174 shares owned by Mr. Lourenso’s children, as to all of which Mr. Lourenso disclaims beneficial ownership. Includes options or rights to acquire 192,500 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(13)	Includes options or rights to acquire 215,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009. Includes 15,000 shares held in a margin account.
(14)	Includes 50 shares held by Mr. Saltzman for his son. Includes options or rights to acquire 136,250 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(15)	Includes options or rights to acquire 130,626 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(16)	Includes options or rights to acquire 78,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009 and 30,000 shares of restricted stock.
(17)	Includes 4,500 shares held in a Testamentary Trust in which Mr. Coviello is the trustee and beneficiary and 1,667 shares of restricted stock. Does not include 6,500 shares owned by Mrs. Coviello, his wife, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 10,000 shares of Common Stock that are exercisable within 60 days of March 18, 2009.
(18)	Includes options or rights to acquire 218,489 shares of Common Stock that are exercisable within 60 days of March 18, 2009 by one executive officer who is not a director or named executive officer and includes 31,285 shares held in a margin account by the executive officer who is not a director or named executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     We pay our named executive officers, or NEOs, using salary, bonus and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2008, our NEOs were:

  Milton Cooper, Chairman of the Board of Directors and Chief Executive Officer;

  David B. Henry, President and Chief Investment Officer;

  Michael V. Pappagallo, Executive Vice President, Chief Financial Officer, and Chief Administrative Officer;

  David R. Lukes, Executive Vice President and Chief Operating Officer;

  Michael J. Flynn, who served as our Vice Chairman of the Board of Directors, President, and Chief Operating Officer prior to his transition to an employee-consultant arrangement on January 1, 2009; and

  Jerald Friedman, who formerly served as an Executive Vice President prior to his last day of employment on December 31, 2008.

     Our Board of Directors has an Executive Compensation Committee that administers and monitors what and how we pay our NEOs and other executives. The Committee held twelve meetings in person or by phone during 2008. The Committee comprises Joe Grills (Chairman), Philip Coviello, Richard Dooley, Richard Saltzman, Frank Lourenso and F. Patrick Hughes.

Compensation Philosophy

     Our pay philosophy centers on these principles:

  We motivate and reward our NEOs to achieve meaningful results that support our strategic goals and stockholder interests. Our compensation decisions consider corporate performance and each NEO’s contributions to corporate performance.

  We pay our NEOs a base salary, annual cash bonus and equity awards in the context of peer group practices. We avoid complex pay structures.

  We view our NEOs as a team and pay a roughly similar range of base salary. We differentiate among our NEOs and recognize their roles and responsibilities through our cash bonuses and equity awards.

  We use equity awards to attract and retain the best talent and achieve our goal of long-term value creation. We grant equity awards commensurate with each NEO’s responsibilities and performance.

  We manage the cost of our programs while maintaining their purpose and benefit to stockholders.

Elements of Compensation

     The primary elements of our 2008 executive pay package are outlined below:

Element	Description	Considerations
Base Salary	Fixed compensation providing a measure of certainty and predictability to meet certain living and other financial commitments	Reviewed annually and subject to change Guaranteed amounts for salaries in employment agreements for Messrs. Flynn, Henry, Pappagallo, Lukes, and Friedman (1)

Cash Bonus	Performance based incentive which can vary from year to year An additional discretionary bonus may be awarded to recognize exceptional NEO achievements	Reviewed annually and subject to change Paid at the end of performance year Guaranteed minimum amounts for bonuses in employment agreements for Messrs. Flynn, Henry, and Lukes (2)

Element	Description	Considerations
Equity Awards
  Stock options with exercise price of 100% of the market closing price of our stock on the date of the grant which vest ratably on each anniversary date for the four years following the grant date
  Employees receiving over 7,500 stock options may elect to receive all or a portion of their equity award in the form of restricted stock; the amount of restricted stock received is calculated based on a ratio of the then approximate fair value of options over the common stock trading price
  Restricted stock awards vest on one of two schedules: 1) retention-based awards vest completely (100%) after five years, with no interim vesting periods; and 2) annual awards received based on an election to receive an equity award in the form of restricted stock instead of options vest ratably on each anniversary date for the four years following the grant date.

  Stock options for all employees historically awarded in August of the performance year at a predetermined date following release of second quarter financial results
  Stock options and restricted stock granted to encourage retention and alignment with stockholders’ interests

(1)	See “Additional Compensation Considerations – Employment Agreements” below.
(2)	Mr. Flynn agreed to receive a bonus in 2008 which is less than the guaranteed amount for his bonus in his employment agreement. See “Additional Compensation Considerations – Employment Agreements” below.

Determining the Amounts and Allocation of Compensation

     The Management’s Discussion and Analysis section of our 2008 Annual Report provides an initial framework for understanding the business context influencing the Committee’s decisions on NEO compensation. The Committee considered a number of quantitative and qualitative factors in determining our NEO’s 2008 compensation, including:

Quantitative Criteria

  Funds from Operations (FFO)1

  Occupancy levels in our portfolio

  Contributions from real estate investment programs and operating businesses

  Results of operations

  Liquidity and financial position

  Improving operational efficiency
____________________

1	The Committee also noted the decrease in our Funds from Operations, or FFO, to $522.9 million for 2008 from $669.8 million for 2007. On a diluted per share basis, FFO decreased 22.0% to $2.02 for 2008 from $2.59 for 2007. We calculate FFO from net income applicable to shares of common stock, as shown on our Consolidated Statements of Income, excluding gains from sales of depreciated property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjustments for unrealized remeasurement of derivative instrument. We believe that FFO is an important metric in determining the success of our business as a real estate owner and operator.

  Return on capital

  Credit and risk management

  Historical compensation levels

Qualitative Criteria

  Partnership philosophy

  Individual executives’ contributions to business success – see “Analysis of Each NEO’s Compensation” below.

  Establishing, refining and executing strategic plans

  Continuing uncertainty with respect to macroeconomic conditions and instability in the capital markets

  Maintaining compliance and controls

  Desire for meaningful retention

  Motivation and mentorship of our business leaders

     The Committee considers these factors as a whole. We also consider our CEO’s evaluation of our individual executives’ performance and his recommended set of compensation actions for all NEOs. We use our business judgment to determine the most appropriate compensation to recognize the contributions and potential of our executives. Our approach favors active deliberation rather than rigid formulas. We do not use specific performance targets for evaluating corporate or individual NEO performance. In light of the diverse and complex factors considered in connection with its evaluation of our corporate and individual NEO performance, the Committee does not find it productive, and does not attempt, to rank or assign relative weights to these factors. In considering the factors described above, individual members of the Committee may have given different weight to different factors. The Committee expects to maintain flexibility in determining and structuring the Company’s executive compensation arrangements in the future.

     Allocation of Compensation. We have paid Messrs. Cooper, Flynn, Henry, Lukes, and Pappagallo approximately 50% of their total compensation in the form of stock options, with the remaining 50% paid in the form of base salary and cash bonus. Mr. Friedman did not receive compensation in the form of stock options in 2008. His total compensation took the form of base salary and cash bonus. We believe these allocations strike the appropriate balance between assured compensation and performance-based compensation.

     Base Salary. Messrs. Henry, Pappagallo, and Lukes are each guaranteed base salaries in their employment agreements of $700,000. Mr. Pappagallo’s base salary was increased to $700,000 from the guaranteed base salary of $450,000 in his prior employment agreement to recognize his additional responsibilities as the Company’s Chief Administrative Officer and his performance as described in “Analysis of Each NEO’s Compensation” below. Mr. Flynn’s employment agreement guaranteed a base salary of $700,000 and Mr. Friedman’s employment agreement guaranteed a base salary of $500,000. Based on their past performance, Messrs. Flynn and Henry’s base salaries in 2008 were $750,000. Mr. Cooper’s base salary has historically been similar to the base salaries of each of Messrs. Flynn and Henry. In determining these contractual base salaries, the Committee considered their individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group.

     Base salary increases, if any, are based upon the performance of each NEO as assessed by the Board of Directors or the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO.

     Cash Bonus. We do not use a formula to determine cash bonuses paid to our NEOs. In determining cash bonuses, the Committee considered Mr. Cooper’s recommendation that 2008 bonuses be set at approximately 80% of 2007 bonus levels and the Company’s financial results in the context of macroeconomic conditions which are beyond our NEOs’ control. The Committee determined that this level was appropriate based on (i) the performance of the individual NEOs, (ii) the proportion of each NEO’s overall compensation that is represented by the annual cash bonus and by cash compensation overall and (iii) the need to retain and reward NEOs whose equity awards are underwater (or have significantly lower value based on market conditions). The Committee also generally looks to a particular NEO’s individual performance for a particular year, as detailed in the “Analysis of Each NEO’s Compensation.” The Committee also considers any minimum bonuses required by employment agreements. Messrs. Flynn, Henry and Lukes are guaranteed a minimum bonus of $625,000, $600,000, and $100,000 respectively. Mr. Flynn agreed to receive a bonus in 2008 which is less than the guaranteed amount for the bonus in his employment agreement. Mr. Friedman received a bonus of $450,000 for 2008 in accordance with his employment agreement.

     Comparison to Competitive Market. We review competitive compensation data from a select group of peer companies and broader survey sources. However, we do not set our NEO pay as a direct function of market pay levels. Instead, we use market data to help confirm that our pay practices are reasonable. At the Committee’s direction, its compensation consultant, Towers Perrin, gathered competitive market data for our review. As a primary reference, Towers Perrin gathered proxy pay data for REITs with market capitalizations comparable to ours, including the following:

AMB Property Corp.	Forest City Enterprises, Inc.	Public Storage
AvalonBay Communities, Inc.	General Growth Properties, Inc.	Regency Centers Corporation
Boston Properties	HCP, Inc.	Simon Property Group, Inc.
Brookfield Properties Corp.	Host Hotels & Resorts, Inc.	SL Green Realty Corp.
Developers Diversified Realty Corp.	Marriott International, Inc.	Starwood Hotels & Resorts
Duke Realty Corp.	Macerich Company	Ventas, Inc.
Equity Residential	Plum Creek Timber Company, Inc.	Vornado Realty Trust
Federal Realty Investment Trust	ProLogis

     In addition, recognizing the broad market for talent similar to that required of our executives, Towers Perrin provided the Committee with survey data from Towers Perrin’s Executive Compensation Data Bank (CDB), Watson Wyatt’s Financial Services Survey, and the NAREIT Compensation Survey, as provided to Towers Perrin by Kimco management for use in this review. Where possible, survey data were regressed based on similar assets or capitalization to best account for the Company’s size. Towers Perrin presented other information to the Committee, including: wealth creation analyses, beneficial ownership reports, and annual and long-term incentive compensation design reviews. The Committee considered the Towers Perrin information as an input in its decision making process for determining our NEOs’ compensation. However, the Committee did not use the Towers Perrin reports to set targets or benchmarks in making its compensation decisions. Towers Perrin reported directly and exclusively to the Committee and provided no other services besides executive compensation services to the Company.

     Tax and Accounting Considerations. The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards. Cash salary and bonus are generally charged as an expense in the period in which the amounts are earned by the NEO. The value of equity awards are amortized ratably into expense over the vesting period, except for the value of equity awards granted to Messrs. Cooper and Flynn, which was expensed immediately in the period financial statements as of the grant date in accordance with FAS 123(R), which requires immediately expensing options of employees eligible for retirement.

     Section 162(m) of the Internal Revenue Code (the “Code”) generally places a $1 million annual limit on the amount of compensation paid to each of the Company’s named executive officers other than our Chief Financial Officer that may be deducted by the Company for federal income tax purposes unless such compensation constitutes “qualified performance-based compensation” which is based on the achievement of pre-established performance goals set by a committee of the Board of Directors pursuant to an incentive plan that has been approved by the Company’s stockholders. Because we do not use pre-established performance goals, the bonus compensation paid to our NEO’s in 2008 did not constitute “qualified performance-based compensation.” The Second Amended and Restated 1998 Equity Participation Plan, as amended (the “Equity Participation Plan”) provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m).

     The Equity Participation Plan, its related agreements, and our NEOs’ employment agreements were amended in a manner intended to comply with, or to exempt the compensation arrangements set forth therein from, the Section 409A documentary compliance deadline of December 31, 2008.

Analysis of Each NEO’s Compensation

Milton Cooper, David Henry, and Michael Flynn

     Milton Cooper serves as our Chief Executive Officer and David Henry serves as our President and Chief Investment Officer. Mr. Flynn served as our President and Chief Operating Officer prior to his retirement on December 31, 2008. The Committee generally sought to compensate Messrs. Cooper, Flynn and Henry comparably. This approach reflected our philosophy that our NEOs are partners who contribute jointly to our corporate performance. Compensation of these three NEOs was based on an assessment of their contributions toward our successful corporate performance, described in the qualitative performance factors for each NEO below.

     Messrs. Cooper, Henry, and Flynn each received a base salary of $750,000 in 2008. Our employment contracts with Messrs. Henry and Flynn provided for a guaranteed base salary of $700,000. Mr. Cooper does not have an employment contract with us and has no guaranteed base salary. Mr. Cooper’s base salary is also $750,000 based on our NEO partnership philosophy.

     Messrs. Cooper, Henry, and Flynn received cash bonuses of $580,000, $780,000, and $580,000 respectively, which represent 80% of the amounts of their cash bonuses for 2007. The Committee and management believe that the decreased cash bonuses for 2008 appropriately reflected the Company’s financial results in the context of macroeconomic conditions which are beyond our NEOs’ control. Mr. Cooper has no employment agreement and no guaranteed bonus. Mr. Henry received quarterly bonus payments totaling $580,000, less than the guaranteed quarterly bonus payments in his employment agreement which total $600,000, and also a one-time special bonus of $200,000. Mr. Henry received a special mid-year bonus of $200,000 for his outstanding work in expanding and supervising the international portfolio in Latin America and Canada. This includes our acquisitions in Chile, Mexico, Brazil and Peru. Mr. Henry also played a major role in enhancing our relationships with key mortgage lenders, industry trade groups, and institutional joint venture partners. Mr. Flynn agreed to receive a bonus in 2008 which is less than the $625,000 guaranteed amount for his bonus in his employment agreement.

     In addition, in 2008, Messrs. Cooper, Flynn and Henry each received stock options to purchase 200,000 shares of our common stock. This reflects our desire to rely on equity grants to motivate our three NEOs who have the highest level of responsibility for our corporate performance.

     For Mr. Cooper, the following qualitative performance factors were considered in determining his compensation:

  Oversight of the Company’s 11,500,000 share equity offering in September 2008 which was priced at $37.10 per share and 90% of which was subscribed to by retail investors. Proceeds to the Company were approximately $410,000,000.

  Guided the Company to weather the current economic storm by focusing on balance sheet strength and conservation of liquidity. Shifted the Company’s focus to recurring income areas of business as opposed to transactions.

  Strengthened the partnership concept by realigning and mentoring the executive management team. This included promoting Mr. Henry to President, Mr. Lukes to Chief Operating Officer, and Mr. Pappagallo to Chief Administrative Officer.

  Reduced Kimco’s exposure to development risk. Merchant building development program was scaled down so that no new developments were started or agreed to and our active developments are now limited to five projects.

  Scaled down acquisitions so that the Company’s total purchases for 2008 were approximately $100 million.

  Sold our interest in G’Accion and generated an FFO distribution of $37.5 million from Albertsons.

  Focused planned cost reductions which were implemented in early 2009.

     For Mr. Henry, the following qualitative performance factors were considered in determining his compensation:

  Significant efforts and time commitments in 2008 towards enhancing relationships with key mortgage lenders, institutional joint venture partners, major stockholders, securities analysts, banking contacts, selected tenants, industry trade groups, clients, and customers of the Company’s various operating businesses and investments.

  Continued to lead Investment Committee process and portfolio reviews, new business initiatives, and employee communication efforts.

  Supervised international portfolio growth, business planning/execution, joint venture relationships and capital recycling efforts in Canada and Latin America.

  Worked with senior leadership to implement major changes in the Company’s business model to reflect the current environment. Such changes include eliminating the Company’s U.S. merchant building business, securities trading, short term debt investments, and non retail related activities together with significant reductions in overhead and staffing.

  Built strong dedicated funds management group with both portfolio management and origination capabilities. Closed several new funds and joint venture relationships in a difficult environment and worked to maintain strong relationships with existing clients.

     For Mr. Flynn, the following qualitative performance factors were considered in determining his compensation:

  Contributions to marketing and leasing programs to support leasing of the Company’s core properties and joint venture investments.

  Service on the Company’s Investment Committee, including review of U.S. and international investment opportunities and risk management matters.

  Conducted diligence on certain potential property acquisitions and formulated recommendations with respect to purchase or rejection of these properties.

  Service as Chairman of the Board of Directors of Blue Ridge Real Estate Company. The Company has significant ownership of Blue Ridge.

     After his transition from full-time employment at the Company effective January 1, 2009, Mr. Flynn continues to be engaged in a strategic advisory capacity, which includes serving on the Company’s investment committee, consulting on the Company’s business projects in selected locations and participating in periodic business unit and portfolio reviews.

Michael Pappagallo, David Lukes, and Jerald Friedman

     With respect to Messrs. Pappagallo, Lukes, and Friedman, the Committee considers overall contribution to our business for Messrs. Pappagallo, Lukes, and Friedman in a comparable manner to the approach for the other NEOs described above. The Committee also considers performance in their respective areas of responsibility. In addition, the Committee considers Mr. Cooper’s recommendations.

     Mr. Pappagallo has significant oversight responsibility for financial and accounting matters. His final base salary was $700,000 and he received a cash bonus of $500,000 and stock options to purchase 125,000 shares of our common stock. Mr. Pappagallo’s base salary was increased to $700,000 from the guaranteed base salary of $450,000 in his prior employment agreement, and Mr. Pappagallo’s stock options to purchase shares of our common stock were increased to 125,000 shares in 2008 from 100,000 shares in 2007. The increases in Mr. Pappagallo’s base salary and stock options reflect his increased additional responsibilities as our Chief Administrative Officer and his performance factors below. Consistent with the reductions in bonuses for our other NEOs in 2008, Mr. Pappagallo’s 2008 cash bonus is approximately 80% of the amount of his 2007 cash bonus.

     For Mr. Pappagallo, the following qualitative performance factors were considered in determining his compensation:

  Contributions to maintain liquidity and financial flexibility despite severely constrained capital markets, including the issuance of 11,500,000 shares of common stock and the successful financing and refinancing of maturing indebtedness in the Company’s consolidated and joint venture portfolios, aggregating $1.1 billion.

  Collaboration on the determination of the overall strategic direction of the Company and leadership role in development of the Company’s formal strategic framework.

  Sponsorship of major initiatives in human resource management, including enhancements in employee performance management and appraisal process, introduction of new technology, driving better consistency in the approach to determination of cash and equity based compensation, and enhancements of associate benefit programs and work rules.

  Increased visibility with the investment community to foster improved communication and financial disclosure; significantly increased the number of investor meetings and provided additional analyses and data with respect to the Company’s business units.

  Enhancement of risk management routines by ongoing implementation of enterprise risk management guidelines; development of additional control and monitoring routines over non traditional investments and non-U.S. investments.

  Improvement of organizational effectiveness within the Finance function through establishment of integrated analysis group, consolidation of duplicate functions and realignment of resources to foster career development.

     Mr. Lukes was named Chief Operating Officer of the Company in 2008. Mr. Lukes directs the strategy and day-to-day activities of the Company’s shopping center business. Before his appointment as Chief Operating Officer, Mr. Lukes served as the Company’s Executive Vice President with responsibility for the financial performance of the U.S. and Puerto Rico portfolios. In 2008, he received a base salary of $700,000, as required by his employment contract, a cash bonus of $100,000 and stock options to purchase 125,000 shares of our common stock.

     For Mr. Lukes, the following qualitative performance factors were considered in determining his compensation:

  Provided direction on regional leasing strategy and maintained high leasing production. The Company executed 652 new leases in 2008 totaling 3.1 million gross square feet.

  Completed major redevelopment entitlements and increased redevelopment pipeline on existing assets. Current pipeline contains 8 projects in execution phase, totaling $88 million in investment with an additional 6 projects under design and entitlements.

  Organized and implemented regional restructuring in the Western Region and Puerto Rico for increased efficiency and performance.

  Consolidated Kimco Developers, Inc. business unit and associated properties into the Company’s operating business. Reduced business unit overhead and incorporated leasing and property management functions into core operating staff.

  Increased exposure to the investment community through presentations of the Company’s core operations and asset fundamentals.

     Mr. Friedman was responsible for our real estate merchant development program prior to his last day of employment on December 31, 2008. The performance of this program and in particular the performance of Kimco Developers, Inc. (“KDI”), our development subsidiary, was considered in determining his compensation. Mr. Friedman’s employment contract provided that his cash bonus would equal the lesser of 15% of the profits of Kimco Developers or $450,000, unless the Committee approved a different amount. The Company entered into a separation agreement with Mr. Friedman on November 3, 2008, which terminated Mr. Friedman’s employment agreement. See “Mr. Friedman’s Employment Agreement and Separation Agreement” below. In 2008, Mr. Friedman received a base salary of $500,000 as required by his employment contract, and a bonus of $450,000.

     For Mr. Friedman, the following qualitative performance factors were considered in determining his compensation:

  During the year ended December 31, 2008 KDI acquired various land parcels, in separate transactions, relating to two ground-up development projects for an aggregate purchase price of approximately $7.7 million. The acquired properties are located in El Mirage, Arizona and Cypress, Texas.

  Additionally, during the year ended December 31, 2008, KDI sold its partnership interest in one project in Woodlands, TX , one completed project in Harpeth, TN, 20 land parcels and 6.5 acres of undeveloped land, in separate transactions, for approximately $67 million. KDI also realized earn-outs on 3 previously sold projects. These sales resulted in recognition of pre-tax gains of approximately $36.5 million.

  In preparing the Company for the economic downturn, the development process was slowed down and appropriate staff of KDI were integrated into the Company’s core operations.

Additional Compensation Considerations

     Employment Agreements. Messrs. Henry, Lukes, and Pappagallo have signed employment agreements which determine their base salaries, bonuses, and severance and change-in-control payments as described below. Mr. Cooper does not have an employment agreement and thus has no guaranteed base salary, bonus, severance or change-in-control payments. The employment agreements for Messrs. Henry and Pappagallo expire on April 14, 2011. The initial term of the employment agreement for Mr. Lukes expires on August 18, 2011 and the term is thereafter automatically extended for successive one-year periods subject to either party’s notice to terminate the agreement at least 3 months prior to the end of the term. Mr. Flynn’s employment agreement was superseded by his consulting agreement effective January 1, 2009. Mr. Friedman’s employment agreement terminated upon the execution of his separation agreement with the Company on November 3, 2008.

     Long-Term Incentives — Equity Awards. The exercise price of stock options granted to our NEOs is 100% of the market closing price of our stock on the date of the grant. Prior to the equity award cycle, the Committee develops a yearly timeline for stock option grants to our NEOs, including a proposed grant date that is the same for all NEOs. This timeline is historically determined so grants will occur sufficiently after the announcement of our second quarter results to ensure that our stock option exercise prices reflect a fully-informed market price. As a general principle, we do not time grants in connection with the release of material non-public information.

     Options generally vest in 20% (or 25% for grants on and after August 6, 2008) increments on each of the first five (or, for grants on or after August 6, 2008, four) anniversaries of the grant date, although options granted to any employee (including our NEOs) who have turned 65 or who have at least 20 years of service with us vest immediately upon retirement, in accordance with our Equity Participation Plan.

We changed our option vesting schedule to four years for grants made on and after August 6, 2008 in order to more appropriately match competitive practices and better motivate our employees. Mr. Cooper is currently eligible to retire from the Company, and his options would vest immediately upon retirement. We do not maintain special pension plans for our NEOs because we believe this accelerated vesting offsets the lack of such plans. The Committee may accelerate equity vesting at its discretion.

     We determined the amounts of each NEO’s equity awards based on our Committee’s evaluation of each NEO’s contributions to our business as detailed in “—Analysis of Each NEO’s Compensation.” We did not seek a specific target within our peer group.

     We allow our employees (including our NEOs) that receive over 7,500 stock options each year to elect to receive up to 100% of their equity award in the form of restricted stock. We allow these employees to elect to receive stock options or restricted stock in deference to each employee’s personal preferences and circumstances. As of December 31, 2008, no NEO had made an election to receive a portion of the option grant in the form of restricted stock. We calculate the amount of restricted stock to be received based on a ratio of the then approximate fair value of the options over the Common Stock trading price. Retention-based awards of restricted stock vest completely after five years. Beginning August 6, 2008, restricted stock awards which were received through an election to receive restricted stock instead of a stock option grant vest ratably over four years. If an employee receiving restricted stock is terminated prior to vesting for reasons other than death, disability or without cause, he would not receive the underlying stock. Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

     Defined Contribution Plans. We maintain a 401(k) retirement plan to cover substantially all of our employees, including our NEOs. The Company currently makes matching contributions to each employee’s 401(k) account up to the lesser of five percent of the participant’s annual salary or $8,500. Plan participants may withdraw from their 401(k) account upon termination of employment, if they take a distribution as provided under the hardship provisions of the Plan, or if they take a distribution under the age of 59½ provisions or in accordance with the Required Minimum Distribution provisions. Employees, including our NEO’s, may also take loans from their 401(k) accounts subject to the terms and conditions of the Plan. We do not maintain other retirement plans for our NEOs or employees.

     Post-Termination Compensation and Benefits; Severance Arrangements. Each of the NEOs (other than Mr. Cooper, who has no employment agreement, and Messrs. Flynn and Friedman, whose employment agreements have terminated) is entitled only to such severance and post-termination payments specified in their respective employment agreements. Each employment agreement is individually negotiated.

     The structure of the terms and payout levels under these employment agreements generally entitle each executive to continuing payments equal, in the aggregate, to his base salary for the greater of the balance of the term of the agreement or one year plus any minimum guaranteed bonus. As more fully described in “Additional Compensation Considerations – Employment Agreements”, we pay severance benefits over the longer of the remaining term of the applicable agreement or one year. All unvested stock options would become 100% vested as of the date of an involuntary termination, and the terminated executive, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to the executive during the severance period. In the event a NEO is terminated for cause, we will generally not pay additional compensation or benefits beyond unpaid existing obligations. If Messrs. Lukes or Pappagallo’s employment agreement is terminated and Messrs. Lukes or Pappagallo become employed by a competing business during the period in which they receive severance payments, the Company will reduce their severance payments by the amount paid by the competing business. The employment agreements provide that we would pay limited amounts to Messrs. Henry, Lukes and Pappagallo if they are terminated due to death or disability. The severance and post-termination arrangements with the Company’s executives did not affect the decisions made regarding the other elements of compensation of the Company’s executives in 2008.

     Change-in-Control. We align our executives’ interests with the interests of stockholders to ensure that our executives would vigorously pursue all transactions that are in the long-term interests of stockholders. As more fully described in “Additional Compensation Considerations – Employment Agreements”, if, within 60 days following a “change-in-control,” any of Messrs. Henry, Lukes or Pappagallo is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment as well as accelerated vesting of outstanding equity awards. Since Internal Revenue Code Section 280G denies us a business expense deduction on any payments, non-cash benefits and option acceleration provided to an officer in connection with certain changes in control that equal or exceed three times the officer’s average compensation for the past five years, we cap change-in-control cash payments to reduce the likelihood that adverse tax consequences will be imposed on us.

     Perquisites. We do not treat our NEOs materially different from our other senior employees with respect to perquisites. We provide the following perquisites to our NEOs:

  Company cars. We provided Messrs. Cooper, Henry, Flynn, and Pappagallo with the use of a car and driver to travel for Company business. We provide Mr. Lukes with the use of a car to travel for Company business. Each such NEO may use the car without a driver for personal use. Other employees may use these cars for Company business when they are not in use by the NEOs. Mr. Friedman received a car allowance pursuant to his employment contract.

  Life insurance. We pay premiums on a group term life insurance policy for each NEO on the same terms as our other employees. Additionally, we pay the premium on a life insurance policy for Mr. Henry pursuant to his original employment contract.

  Long-term care. We provide certain of our officers and senior executives (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost on the same terms as employees generally.

     Our NEOs are entitled to participate in our other health and welfare plans on the same terms as other employees.

Report of Executive Compensation Committee on Executive Compensation

     The Executive Compensation Committee of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in this Proxy Statement.

     Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Joe Grills, Chairman
Philip Coviello
Richard G. Dooley
Frank Lourenso
Richard Saltzman
F. Patrick Hughes

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION TABLES

     Executive Officers. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2008, incorporated herein by reference, following Part I, Item 4, for information with respect to the executive officers of the Company.

     Executive Compensation. The following table sets forth the summary compensation of the NEOs of the Company for the 2008, 2007 and 2006 calendar years.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)(2)	($)	($)	($)(1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Milton Cooper	2008	750,000	580,000	-	1,364,000	-	-	103,207	2,797,207
Chairman of the Board Of	2007	700,000	725,000	-	1,635,250	-	-	105,215	3,165,465
Directors and Chief	2006	650,000	625,000	-	1,531,500	-	-	96,431	2,902,931
Executive Officer

Michael V. Pappagallo (3)	2008	530,769	500,000	-	364,512	-	-	145,279	1,540,560
Executive Vice President -	2007	450,000	625,000	-	302,073	-	-	127,965	1,505,038
Chief Financial Officer and	2006	400,000	525,000	-	241,778	-	-	121,946	1,288,724
Chief Administrative Officer

Michael J. Flynn (3)	2008	750,000	580,000	-	1,364,000	-	-	26,932	2,720,932
Vice Chairman of the Board	2007	700,000	725,000	-	1,635,250	-	-	154,432	3,214,682
of Directors and President &	2006	650,000	625,000	-	1,531,500	-	-	136,945	2,943,445
Chief Operating Officer

David B. Henry (3)(4)	2008	750,000	780,000	-	744,275	-	-	150,014	2,424,289
President and Chief	2007	700,000	900,000	-	551,533	-	-	134,248	2,285,781
Investment Officer	2006	650,000	600,000	-	351,950	-	-	118,983	1,720,933

David Lukes (3)(5)	2008	700,000	100,000	-	360,022	-	-	25,099	1,185,121
Executive Vice President and
Chief Operating Officer

Jerald Friedman (6)	2008	500,000	-	-	34,406	450,000	-	683,362	1,667,768
Executive Vice President	2007	500,000	100,000	-	622,600	450,000	-	34,183	1,706,783
	2006	500,000	150,000	-	573,267	450,000	-	31,382	1,704,649

(1)

The Company provides to each of Messrs. Cooper, Pappagallo, and Henry the use of a car and driver to transport these individuals in the conduct of their duties as executive officers of the Company. The policy on the use of the cars for 2008, 2007 and 2006 is outlined below:

  The cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;

  These services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;

  The cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and

  The cars were provided to these officers with drivers for commuting and without drivers for personal use.

Mr. Lukes is provided the use of a car, but is not provided a driver. Mr. Flynn was not provided a driver in 2008.

The aggregate incremental cost of this perquisite to the Company in 2008 for Messrs. Cooper, Pappagallo, and Henry was $74,624, $120,057, and $107,258, respectively. The aggregate incremental cost of this perquisite to the Company in 2007 for Messrs. Cooper, Pappagallo, Flynn and Henry was $76,741, $102,807, $127,478 and $91,556, respectively. The aggregate incremental cost of this perquisite to the Company in 2006 for Messrs. Cooper, Pappagallo, Flynn and Henry was $70,759, $99,590, $112,793, and $79,092, respectively.

(2)

Amounts reflect the compensation cost to the Company in 2008, 2007 and 2006 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of SFAS No. 123R, without any reduction for risk of forfeiture, which reflects the compensation cost of equity awards granted over several years. The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2008 Form 10-K. The value of awards granted to the NEOs in 2008, are reflected on the 2008 Grants of Plan-Based Awards table below. The value actually received by the NEOs in 2008, is reflected on the 2008 Option Exercises and Stock Vested table on page 23.

(3)	See “Employment Agreements” below.
(4)	The Company provides Mr. Henry with an additional life insurance policy pursuant to his employment agreement, for which the annual premium is $17,245 and is included in all other compensation.
(5)	David Lukes became an NEO during 2008.
(6)

Jerald Friedman retired on December 31, 2008. In connection with his retirement, he executed a Separation Agreement and Release under which he is entitled to 15 months of salary continuation equal to, in the aggregate, $625,000 as well as reimbursement of premiums under the Company’s group medical plan for a period ending on the earlier of March 31, 2010 or the date upon which Mr. Friedman becomes eligible for group health coverage under another employer’s plan.

     The following table provides information on future payouts under non-equity and equity incentive plan awards granted to the NEOs during 2008:

Grants of Plan-Based Award

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future			Number of	Number of	or Base	Value of
		Under Non-Equity			Payouts Under Equity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards (1)			Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant		Target	Max	Threshold	Target	Max	Units	Options	Awards	Awards
Name	Date	Threshold	($)	(#)	(#)	(#)	(#)	(#)	(#)(1)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Milton Cooper	8/6/08	-	-	-	-	-	-	-	200,000	37.39	1,266,000
Michael V. Pappagallo (3)	8/6/08	-	-	-	-	-	-	-	125,000	37.39	791,250
Michael J. Flynn (3)	8/6/08	-	-	-	-	-	-	-	200,000	37.39	1,266,000
David B. Henry (3)	8/6/08	-	-	-	-	-	-	-	200,000	37.39	1,266,000
David Lukes (3)	8/6/08	-	-	-	-	-	-	-	125,000	37.39	791,250
Jerald Friedman	N/A	-	-	-	-	-	-	-	-	-	-

(1)

All options were granted on August 6, 2008 under the Second Amended and Restated 1998 Equity Participation Plan and have a term of ten years from the grant date and vest in 25% increments on each of the first, second, third, and fourth anniversaries of the grant date. The amount recognized for financial reporting purposes under SFAS 123R is included in the Option Awards column (column (f)) of the Summary Compensation Table on page 20. The exercise price is equal to 100% of the market closing price on the grant date of August 6, 2008.

(2)

Amounts reflect the fair value of the award estimated on the date of grant using the Black-Scholes option pricing formula, without any reduction for risk of forfeiture. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2008 Form 10-K.

(3)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.

     The following table provides information on outstanding equity awards as of December 31, 2008 for each NEO.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
			Equity					Awards:	Plan Awards:
			Incentive				Market	Number of	Market or
	Number of	Number of	Plan Awards:			Number	Value of	Unearned	Payout Value
	Securities	Securities	Number of			of Shares	Shares	Shares,	of Unearned
	Underlying	Underlying	Securities			or Units	or Units	Units or	Shares, Units
	Unexercised	Unexercised	Underlying			of Stock	of Stock	Other	or Other
	Options	Options	Unexercised	Option	Option	That	That	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options	Price	Date	Vested	Vested	Vested	Vested
Name	(1)	(2)(3)	(#)	($)	(4)	(#)	($)	(#) (6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Milton Cooper	225,000	-	-	13.5833	11/28/2010	-	-	-	-
	225,000	-		16.4000	12/13/2011
	225,000	-		15.6250	12/12/2012
	225,000	-		21.9250	12/10/2013
	225,000	-		28.4800	12/7/2014
	120,000	80,000		31.6200	8/31/2015
	80,000	120,000		40.0900	8/16/2016
	40,000	160,000		41.0600	8/8/2017
	-	200,000		37.3900	8/6/2018

Michael V. Pappagallo	3,511	-	-	13.5833	11/28/2010	-	-	-	-
	100,000	-		16.4000	12/13/2011
	130,000	-		15.6250	12/12/2012
	150,000	-		21.9250	12/10/2013
	146,489	-		28.4800	12/7/2014
	45,000	30,000		31.6200	8/31/2015
	36,000	54,000		40.0900	8/16/2016
	20,000	80,000		41.0600	8/8/2017
	-	125,000		37.3900	8/6/2018

Michael J. Flynn	76,500	-	-	28.4800	12/7/2014	-	-	-	-
	80,000	80,000		31.6200	8/31/2015
	80,000	120,000		40.0900	8/16/2016
	40,000	160,000		41.0600	8/8/2017
	-	200,000		37.3900	8/6/2018

David B. Henry	100,000	-	-	16.4000	12/13/2011	-	-	-	-
	70,000	-		15.6250	12/12/2012
	150,000	-		21.9250	12/10/2013
	150,000	-		28.4800	12/7/2014
	120,000	80,000		31.6200	8/31/2015
	80,000	120,000		40.0900	8/16/2016
	40,000	160,000		41.0600	8/8/2017
	-	200,000		37.3900	8/6/2018

David Lukes	18,000	12,000	-	31.5500	10/3/2015	-	-	30,000	1,204,200
	40,000	60,000		40.0900	8/16/2016
	20,000	80,000		41.0600	8/8/2017
	-	125,000		37.3900	8/6/2018

Jerald Friedman (5)	60,000	-	-	21.9250	12/10/2013	-	-	-	-
	52,978	-		28.4800	12/7/2014
	40,000	-		26.7000	2/1/2015
	65,000	-		31.6200	8/31/2015
	75,000	-		40.0900	8/16/2006
	75,000	-		41.0600	8/8/2017

(1)	All options granted prior to August 1, 2005, vested ratably over a three year term.
(2)	All options granted after August 1, 2005 and before August 6, 2008, vest ratably over a five year term.
(3)	All options granted on or after August 6, 2008, vest ratably over a four year term.
(4)	For each option shown, the expiration date is the 10th anniversary of the date the option was granted.
(5)	All of Jerald Friedman’s outstanding options vested on 12/31/08 in connection with his retirement.
(6)	Represents a restricted stock award issued at $40.14, which cliff vests on 8/23/11.

     The following table provides information on options exercised by the NEOs in 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Milton Cooper	178,128	5,323,052.46	-	-
Michael V. Pappagallo	-	-	-	-
Michael J. Flynn	-	-	-	-
David B. Henry	-	-	-	-
David Lukes	-	-	-	-
Jerald Friedman (2)	71,639	1,719,313.59	-	-

(1)	The value realized on exercise was determined by subtracting the option exercise price from the market price of the stock on the date of exercise, multiplied by the number of shares being exercised.
(2)	Mr. Friedman’s number of Shares Acquired on Exercise and Value Realized includes 3,511 shares that were bought and held by Mr. Friedman.

     The Company makes matching contributions to its 401(k) plan for its NEOs. The Company does not pay any pension benefits or any non-qualified deferred compensation to its NEOs.

Employment Agreements.

Mr. Henry’s Employment Agreement

     On March 8, 2007, the Company entered into an employment agreement with Mr. Henry, effective as of April 15, 2007, pursuant to which Mr. Henry continues to serve as Vice Chairman and Chief Investment Officer of the Company (as amended by an amendment dated December 17, 2008). This agreement is scheduled to expire on April 14, 2011, unless renewed or cancelled according to the terms of the agreement. In accordance with his employment agreement, Mr. Henry will receive a minimum of $1,300,000 per annum ($700,000 base salary and $600,000 guaranteed bonus) as compensation for his services and will be eligible to receive grants of Common Stock of the Company or options, with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. Mr. Henry is also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry is employed by the Company on April 2, 2011 or is employed at the time of a Change in Control (as defined below) occurring prior to April 2, 2011.

     If Mr. Henry is terminated without “cause” (as defined below) prior to the occurrence of a Change in Control, and subject to his execution of a waiver and release of claims, he would receive severance in an amount equal to his base salary and minimum guaranteed bonus for a period following the date of such termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll and bonus payment practices. All unvested stock options and unvested Common Stock would become 100% vested as of the date of termination, and Mr. Henry, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to him during the severance period. If Mr. Henry dies or is significantly disabled, all of his stock options would immediately vest and become fully exercisable and, on the 30th day following his termination of employment due to death or significant disability, he would receive a lump sum payment equal to his base pay for six months.

     In Mr. Henry’s agreement, “cause” is defined as: (i) conviction of a crime involving the commission of a felony or a criminal act involving fraud, dishonesty, or moral turpitude, (ii) deliberate and continued refusal to perform his employment duties (other than excusable failures to perform) after the Company provides 30 days written notice of such failure constituting cause, (iii) fraud or embezzlement, (iv) gross misconduct or negligence in connection with our business which has a substantial adverse effect on us or (v) violation of any of our policies prohibiting harassment or discrimination in the workplace.

     If, within 60 days following a Change-in-Control, Mr. Henry is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code. In addition, he would continue to receive group health and welfare benefits for a period equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year and all unvested stock options and non vested shares Mr. Henry held at the time of the Change in Control would immediately vest.

     For purposes of the Company’s Employment Agreements with Messrs. Henry, Lukes and Pappagallo, “Change-in-Control” is defined as (i) a sale of all or substantially all of our assets to a non-affiliate of Kimco or an entity in which our stockholders immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale of our voting stock that results in more than 50% of our voting stock being held by one person or group that does not include Kimco, or (iii) a merger or consolidation of Kimco into another entity in which our stockholders immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction.

Mr. Pappagallo’s Employment Agreement

     On November 3, 2008, the Company entered into an employment agreement with Michael Pappagallo (as amended by an amendment dated December 17, 2008), who will continue to serve as Chief Financial Officer. The term of Mr. Pappagallo’s employment agreement continues until April 14, 2011 with an automatic renewal term of one year. In accordance with this employment agreement, Mr. Pappagallo (i) is to receive a base salary of $700,000 per annum, which may be increased by the Board, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company, or options or restricted stock with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. If Mr. Pappagallo is terminated without cause prior to a Change in Control, and subject to his execution of a waiver and release of claims, he would receive severance in an amount equal to his base salary for a period following the date of his termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll practices. All unvested stock options would become 100% vested as of the date of termination, and Mr. Pappagallo, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to him during the severance period. If the employment agreement is terminated and Mr. Pappagallo becomes employed by a competing business during the period in which he is receiving severance payments, the Company will reduce his severance payments by the amount paid by the competing business. If Mr. Pappagallo dies or is significantly disabled, all of his stock options would immediately vest and become fully exercisable and, on the 30th day following his termination of employment due to death or significant disability, he would receive a lump sum payment equal to his base pay for six months.

     In Mr. Pappagallo’s agreement, “cause” is defined as: (i) conviction of a crime involving the commission of a felony or a criminal act involving fraud, dishonesty, or moral turpitude, (ii) deliberate and continued refusal to perform his employment duties (other than excusable failures to perform) after the Company provides 30 days written notice of such failure constituting cause, (iii) fraud or embezzlement,

(iv) misconduct or negligence in connection with our business which has a substantial adverse effect on us, (v) violation of any of our policies prohibiting harassment or discrimination in the workplace or (vi) breach of fiduciary duty to our company.

     If, within 60 days following a Change-in-Control, Mr. Pappagallo is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code. In addition, he would continue to receive group health and welfare benefits for a period equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year and all unvested stock options Mr. Pappagallo held at the time of the Change in Control would immediately vest.

Mr. Lukes’ Employment Agreement

     On August 18, 2008, the Company entered into an employment agreement with David Lukes (as amended by a letter agreement dated November 3, 2008 and an amendment dated December 17, 2008), by which Mr. Lukes will continue to serve as Executive Vice President. The term of Mr. Lukes’ employment agreement continues until August 18, 2011 and will be automatically extended for successive one-year terms. In accordance with this employment agreement, Mr. Lukes (i) is to receive a base salary of $700,000 per annum, (ii) is to receive a minimum annual bonus of $100,000, and (iii) shall be eligible to receive grants of Common Stock of the Company, or options or restricted stock with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine. The Company’s Board of Directors or Compensation Committee may increase the amounts of Mr. Lukes’ base salary and bonus.

     If Mr. Lukes is terminated without cause or resigns for good reason prior to the occurrence of a Change in Control, and subject to his execution of a waiver and release of claims, he would receive severance in an amount equal to his base salary and minimum guaranteed bonus for a period following the date of such termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll and bonus payment practices. All unvested stock options and restricted stock would become 100% vested as of the date of termination, and Mr. Lukes, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to him during the severance period. If the employment agreement is terminated and Mr. Lukes becomes employed by a competing business during the period in which he is receiving severance payments, the Company will reduce his severance payments by the amount paid by the competing business. If Mr. Lukes is terminated due to death or disability, all of his stock options and restricted stock would vest on the effective date of such termination of employment.

     In Mr. Lukes’ agreement, “cause” is defined as: (i) materially harming the Company through a material act of dishonesty in the performance of his duties, (ii) conviction of a felony or (iii) failure to perform his material duties (other than excusable failures to perform) after the Company provides 30 days written notice specifying the failure and a reasonable opportunity to cure.

     If, within 60 days following a Change-in-Control, Mr. Lukes is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code. In addition, all unvested stock options Mr. Lukes held at the time of the Change in Control would immediately vest.

Mr. Flynn’s Employment Agreement

     On October 15, 2007, the Company entered into an employment agreement with Mr. Flynn, which was superseded in its entirety by his consulting agreement with the Company effective January 1, 2009. Mr. Flynn’s employment provided that he would receive a minimum of $1,325,000 per annum ($700,000 base salary and $625,000 guaranteed bonus) in compensation and would be eligible to receive equity awards in the Board’s discretion. Mr. Flynn continues to be engaged in a strategic advisory capacity, which includes serving on the Company’s Investment Committee, consulting on the Company’s business projects in selected locations, and participating in periodic business unit and portfolio reviews. Pursuant to his Consulting Agreement with the Company effective January 1, 2009, Mr. Flynn will receive $250,000 each year during the term of the employment-consulting arrangement ending December 11, 2011 and shall be eligible to participate in and receive benefits under the Company’s employee benefits plan during such term in consideration for these consulting services. Mr. Flynn did not receive any severance payments in connection with his transition from full-time employment to an employee-consultant arrangement with the Company.

Mr. Friedman’s Employment Agreement and Separation Agreement

     On September 21, 2005, the Company entered into an employment agreement with Mr. Friedman, pursuant to which Mr. Friedman served as President of the Company’s development subsidiary, Kimco Developers, Inc. (“KDI”). This employment agreement was terminated by the separation and general release agreement which the Company entered into with Mr. Friedman on November 3, 2008. Mr. Friedman’s last day of employment was December 31, 2008.

     Mr. Friedman’s employment agreement entitled him to receive a base salary of $500,000 per annum. In addition, Mr. Friedman was eligible to earn a bonus based upon the calculation of KDI’s Profits, as defined in his employment agreement. Specifically, the employment agreement provided that the development subsidiary Profits that were evaluated for purposes of calculating Mr. Friedman’s guaranteed minimum bonus were calculated by the Company for each development subsidiary project that was, in whole or in part, either sold or was subject to a written contract of sale which, in the Company’s reasonable judgment, was likely to be sold, such Profit to be determined by the Company in accordance with the development subsidiary’s books and records and also in accordance with generally accepted accounting principles. The employment agreement further provided that, consistent with the Company’s past practice in the determination of Profit, the Company shall determine Profit without consideration or offset for taxes, and the Company would earn a 10% priority return on all funds contributed to a project, whether in the form of debt or equity capital. As a result, the development subsidiary Profits that were evaluated for purposes of calculating Mr. Friedman’s guaranteed minimum bonus reflect a deduction of the Company’s 10% priority return as well as amounts payable to any investment partners involved in the applicable transaction.

     Under Mr. Friedman’s employment agreement, for each twelve month period during the employment term in which KDI Profits are realized, Mr. Friedman was eligible to receive a bonus, less all required deductions (“Yearly Bonus”). The total Yearly Bonus during each twelve month period ending on December 31st was an amount equal to fifteen percent (15%) of KDI Profits or $450,000, whichever is less. The Yearly Bonus was to be paid at the end of each calendar quarter in the amount of $112,500 for the first three calendar quarters and, at the end of the fourth calendar quarter in an amount equal to the difference between $337,500 and (i) fifteen percent (15%) of KDI Profits or (ii) $450,000, whichever is less. In the event fifteen percent (15%) of KDI Profits for the twelve month period ending on December 31st was less than the $337,500 already received by Mr. Friedman during the first three calendar quarters, Mr. Friedman would reimburse to the Company the overpayment. The Yearly Bonus to be earned by Mr. Friedman was not to be in excess of $450,000 for any said twelve month period ending on December 31st, unless the Executive Compensation Committee of the Board so stated in writing. In the event of, and depending upon the reasons for, a termination of Mr. Friedman’s employment with the Company prior to the expiration of the employment agreement, (i) any non-vested options would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of the employment agreement or one year.

     The Company entered into a separation and general release agreement with Jerald Friedman on November 3, 2008, and entered into a supplemental release with Mr. Friedman on January 3, 2009. The separation agreement provides for a severance payment of $625,000 (equal to fifteen months of Mr. Friedman’s base salary), to be paid by the Company over the course of fifteen months in equal weekly installments. Mr. Friedman timely elected to continue medical coverage under the Company’s group medical and dental plans in accordance with the continuation requirements of COBRA, and the Company will pay his premiums under its group medical plan for the period ending on the earlier of (i) March 31, 2010, or (ii) the date Mr. Friedman becomes eligible for medical coverage under another employer’s plan. After such period, Mr. Friedman may elect to continue to participate in the Company’s group medical and dental coverage under COBRA at his own expense for the remainder of the COBRA period. Finally, the Company caused all of Mr. Friedman’s stock options to fully vest and become exercisable on December 31, 2008. Each option will remain outstanding and exercisable until the earlier of (i) the date Mr. Friedman engages in activities “in competition” with the Company (as defined in the separation agreement) or (ii) the expiration of the original 10-year term under the applicable option separation agreement.

     Mr. Friedman affirmed that the Company does not owe him any compensation for his term of employment except for (i) any unused and accrued vacation and reimbursable expenses, which were paid out to Mr. Friedman as of his last day of employment, and (ii) the fourth installment of Mr. Friedman’s 2008 bonus, which was paid in January 2009. Mr. Friedman will continue to be covered under the Company’s directors and officer’s liability insurance for activities conducted within the scope of his employment during the term of his employment. Mr. Friedman agrees to maintain the confidentiality of the Company’s proprietary and confidential information and that he will not assist in commencing or prosecuting legal action against the Company. The separation agreement also contains a broad general mutual release by both the Company and Mr. Friedman and a mutual non-disparagement covenant.

Potential Payments upon Termination or Change in Control

     Severance Agreements. The Company does not have any separate program or agreement that pays severance or post-termination payments to its named executive officers. Each of the named executive officers (other than the Company’s chief executive officer, Mr. Milton Cooper, who does not have an employment agreement with the Company) is entitled only to such severance and post-termination payments as are specified in his respective employment agreement. Each of these employment agreements is individually negotiated and results from the consideration of specific facts and circumstances at the time each employment agreement is negotiated. Since Mr. Cooper is not a party to an employment agreement with the Company, the Company is not obligated to provide him with severance payments or payments in the event of a change-in-control.

     Please see “Additional Compensation Considerations – Employment Agreements” above for a description of the compensation and benefits which Messrs. Henry, Lukes, and Pappagallo would receive upon their termination without cause, termination due to death or disability, termination for cause, and the definitions of “cause” in their respective employment agreements.

     The following table was prepared as though each of the named executive officers had been terminated without cause on December 31, 2008. The assumptions and valuations are noted in the footnotes to the table.

					Non-Equity
					Incentive	Health &
			Stock	Option	Plan	Welfare
	Salary	Bonus	Awards	Awards	Compensation	Benefits	Total
Name	($)	($)	($)(4)	($)(2)	($)	($)(7)	($)
Milton Cooper (6)	-	-	-	-	-	-	-
Michael V. Pappagallo (1)(3)	1,604,167	-	-	-	-	39,591	1,643,758
David B. Henry (1)	1,718,750	1,375,000	1,371,000	-	-	96,288	4,561,038
David Lukes (1)	1,808,333	258,333	548,400	-	-	44,629	2,659,695
Jerald Friedman (5)	-	-	-	-	-	-	-

(1)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.
(2)	Under employment contracts, termination without cause would result in acceleration of options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2008 ($18.28), multiplied by the number of shares for all unvested options as of December 31, 2008 that were in the money.

(3)	Mr. Pappagallo’s employment agreement does not have a guaranteed bonus amount.
(4)	In accordance with Mr. Henry’s employment agreement, he is entitled to an unrestricted award of 75,000 shares of Common Stock. In accordance with Mr. Lukes’ employment agreement, he is entitled to full vesting of his 30,000 shares of restricted stock. Amounts were determined using the market price of the stock on December 31, 2008 ($18.38).
(5)	Mr. Friedman retired on December 31, 2008. Under the terms of his separation agreement with the Company, Mr. Friedman is entitled to receive $625,000 in the aggregate over 15 months and reimbursement of COBRA premiums until the earlier of March 31, 2010 or his coverage under a subsequent employer’s plan. In addition, all of Mr. Friedman’s outstanding Options vested and became exercisable on December 31, 2008.
(6)	Mr. Cooper is not a party to an employment agreement with the Company, and the Company is not obligated to provide him with severance payments.
(7)	Amounts are based on the cost of coverage during 2008.

     Mr. Flynn transitioned from full-time employment to an employee-consultant arrangement with the Company, effective January 1, 2009. The Company and Mr. Flynn have entered into a consulting agreement that provides that, in consideration for Mr. Flynn’s consulting services, the Company shall pay Mr. Flynn $250,000 per year until December 31, 2011 (for a maximum payment over the three year term of $750,000). If the consulting agreement is terminated by the Company for any reason or by Mr. Flynn due to the Company’s failure to perform any obligation under the agreement, Mr. Flynn shall be entitled to receive continued payment of the consulting fees and benefits through December 31, 2011. If Mr. Flynn dies or becomes disabled prior to December 31, 2011, he will be entitled to receive continued payment of the consulting fees and benefits for six months after his death or termination of employment in connection with such disability. If Mr. Flynn voluntarily terminates the consulting agreement prior to the end of the term, he shall not be entitled to receive any consulting payments or benefits following such termination.

     The following table was prepared as though each of the named executive officers had been terminated due to death or disability on December 31, 2008. The assumptions and valuations are noted in the footnotes to the table.

					Non-Equity
					Incentive
					Plan
	Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Name	($)(4)	($)	($)(3)	($)(2)	($)	($)
Milton Cooper (5)	-	-	-	-	-	-
Michael V. Pappagallo (1)	350,000	-	-	-	-	350,000
David B. Henry (1)	375,000	-	-	-	-	375,000
David Lukes (1)	-	-	548,400	-	-	548,400

(1)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.
(2)	Under employment contracts, termination due to death or disability would result in acceleration of the vesting of options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2008 ($18.28), multiplied by the number of shares for all unvested options as of December 31, 2008 that were in the money.
(3)	Vesting of Mr. Lukes’ restricted shares would accelerate as a result of death or disability.
(4)	Represents payments that would be made to the NEO or the NEOs beneficiary if terminated due to disability or death.
(5)	Mr. Cooper is not a party to an employment agreement with the Company, and the Company is not obligated to provide him with severance payments.

     Change-in-Control. Please see “Additional Compensation Considerations – Change-in-Control” above for a description of the compensation and benefits which Messrs. Henry, Lukes, and Pappagallo would receive upon their termination following a change-in-control and the definition of “change-incontrol” in their respective employment agreements.

     The following table was prepared as though there were a change-in-control on December 31, 2008. The assumptions and valuations are noted in the footnotes to the table.

	Salary	Bonus			Non-Equity
	Component	Component			Incentive	Health &
	of Lump-Sum	of Lump-Sum	Stock	Option	Plan	Welfare
	Payment	Payment	Awards	Awards	Compensation	Benefits	Total
Name	($)	($)	($)(4)	($)(2)	($)	($)(7)	($)(5)
Milton Cooper (6)	-	-	-	-	-	-	-
Michael V. Pappagallo (1)(3)	1,604,167	1,145,833	-	-	-	39,591	2,789,591
David B. Henry (1)	1,718,750	1,787,500	1,371,000	-	-	96,288	4,973,538
David Lukes (1)	1,808,333	258,333	548,400	-	-	-	2,615,066

(1)	See Executive Compensation and Transactions with Management and Others – “Employment Agreements”.
(2)

Under employment contracts, termination without cause would result in acceleration of the vesting of options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2008 ($18.28), multiplied by the number of shares for all unvested options as of December 31, 2008 that were in the money.

(3)	Mr. Pappagallo’s employment agreement does not have a guaranteed bonus amount.
(4)

In accordance with Mr. Henry’s employment agreement, he is entitled to an unrestricted award of 75,000 shares of Common Stock. In accordance with Mr. Lukes’ employment agreement, he is entitled to full vesting of his 30,000 shares of restricted stock. Amount was determined using the market price of the stock on December 31, 2008 ($18.28).

(5)	Amounts are all subject to caps pursuant to Internal Revenue Service Code Section 280G, as described above.
(6)	Mr. Cooper is not a party to an employment agreement with the Company, and the Company is not obligated to provide him with payments as a result of a change-in-control.
(7)	Amounts are based on the cost of coverage during 2008.

Equity Participation Plan

     Description of Plan. The Company maintains the Second Amended and Restated 1998 Equity Participation Plan (the “Equity Participation Plan”) for the benefit of its eligible employees, consultants, and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company’s directors, executive officers, other employees and consultants by offering them an opportunity to own Common Stock and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may from time to time grant or issue “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code, the “Code”) and “non-qualified stock options”, that vest over time and are exercisable at the “fair market value” (as defined in the Equity Participation Plan) of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for (i) the granting of restricted stock awards that vest over time and (ii) the granting of deferred stock (“Deferred Stock”).

     The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant and the term cannot exceed 10 years; and further provided that, in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), such exercise price must not be less than 110% of the fair market value of the Common Stock on the date of grant. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of options that may be granted to any one individual in any calendar year shall not exceed 1,500,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock or any combination thereof.

     Option Grants and Restricted Stock Awards. Pursuant to the Equity Participation Plan as currently in effect, a maximum aggregate of 47,000,000 shares of Common Stock is reserved for issuance under the Stock Option Plan (9,000,000 shares, all of which have been issued) and the Equity Participation Plan (38,000,000 shares). Options to acquire 2,903,475, 2,971,900, and 2,805,650 shares were granted during 2008, 2007 and 2006 at weighted average exercise prices of $37.29, $41.41, and $39.91 per share, respectively. The closing price of the Company’s Common Stock on the New York Stock Exchange on March 18, 2009 was $9.11. In addition, 70,918 shares, 1,175 shares, and 31,556 shares of restricted stock were issued during 2008, 2007 and 2006, respectively.

Equity Compensation Plan Information

     The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2008.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category

Equity compensation plans
approved by stockholders	16,263,822	$31.58	5,031,718

Equity compensation plans not
approved by stockholders	N/A	N/A	N/A
Total	16,263,822	$31.58	5,031,718

401(k) Plan

     The Company maintains a 401(k) retirement plan (the “401(k) Plan”) covering substantially all officers and employees of the Company. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee’s eligible compensation or $8,500. Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in service distributions and loans, or require minimum distributions.

Compensation of Directors

     During 2008, members of the Board of Directors and Committees thereof who were not also employees of the Company (“Non-management Directors”) were entitled to receive an annual fee of $50,000. Also, during 2008, the Non-management Directors were entitled to receive $16,000 each as members of the Executive Compensation Committee and Nominating and Corporate Governance Committee. In addition, each chairman of the Executive Compensation Committee and Nominating and Corporate Governance Committee was entitled to receive an additional annual fee of $10,000. The Non-management Directors who are members of the Audit Committee also are entitled to receive an annual fee of $20,000. The chairman of the Audit Committee was entitled to an additional annual fee of $10,000. During 2008, the Lead Director received an annual fee of $10,000. In accordance with the Company’s Equity Participation Plan, the Non-management Directors may be granted awards of deferred stock (“Deferred Stock”) or restricted stock in lieu of directors’ fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also Directors are not paid any directors’ fees.

     The following table sets forth the compensation of each Non-management Director for the calendar year 2008.

Non-management Director Compensation

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard G. Dooley	-	106,000	126,600	-	-	-	232,600
Joe Grills	48,000	48,000	126,600	-	-	-	222,600
F. Patrick Hughes	48,000	48,000	126,600	-	-	-	222,600
Frank Lourenso	33,000	33,000	126,600	-	-	-	192,600
Richard Saltzman	-	66,000	126,600	-	-	-	192,600
Philip Coviello	57,333	62,329	63,300	-	-	-	182,962
Martin Kimmel (3)	-	12,500	-	-	-	-	12,500

(1)

Amounts reflect the value of deferred stock received in lieu of directors’ fees and meeting fees. As of December 31, 2008, Messrs. Dooley, Grills, Lourenso, Saltzman and Hughes were entitled to 19,179 shares, 17,330 shares, 14,103 shares, 8,775 shares, and 3,548 shares of deferred stock, respectively. Additionally, amounts reflected for Mr. Coviello represent the receipt of options to acquire 10,000 shares of Common Stock at $37.39 per share, the market price on August 6, 2008, and 1,667 shares of restricted stock with 417 shares vesting on August 6, 2009.

(2)

Amounts reflect the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal year ended December 31, 2008, calculated in accordance with the provision of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Accounting for Stock-Based Compensation (“SFAS No. 123R”). The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 21 to Consolidated Financial Statements in the Company’s 2008 Form 10-K. Specifically, the number in the table above includes options granted in August 2008 valued at $6.33.

(3)	Mr. Kimmel, a Director, Chairman (Emeritus) of the Board of Directors, and founding member of the Company’s predecessor, passed away on April 16, 2008.

     During each of 2007 and 2006, the Company granted Messrs. Dooley, Grills, Hughes, Lourenso, and Saltzman options to acquire 20,000 shares each of Common Stock at $41.06, and $40.09 per share, respectively, the market prices on the dates of such option grants. During 2008, the Company granted Messrs. Dooley, Grills, Hughes, Lourenso, and Saltzman options to acquire 20,000 shares each of Common Stock at $37.39 per share, the market price on August 6, 2008, the date of such option grants. Mr. Coviello elected to receive options to acquire 10,000 shares of Common Stock at $37.39 per share, the market price on August 6, 2008, and 1,667 shares of restricted stock with 417 shares vesting on August 6, 2009. As of December 31, 2008, Messrs. Coviello, Dooley, Grills, Hughes, Lourenso, and Saltzman held options to acquire 10,000 shares, 215,000 shares, 215,000 shares, 130,626 shares, 192,500 shares and 136,250 shares, respectively; Mr. Coviello held 1,667 shares of restricted stock. See “Compensation Discussion and Analysis” for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Henry. The Company intends to grant Non-management Directors options to acquire an additional 20,000 shares during 2009 at the then current market price.

Certain Relationships and Related Transactions

     The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

  Code of Business Conduct and Ethics;

  Corporate Governance Guidelines;

  Nominating and Corporate Governance Committee Charter; and

  Audit Committee Charter.

     Our Code of Business Conduct and Ethics applies to all of our directors, officers, associates and agents and contains general guidelines for conducting our business consistent with the highest standards of business ethics. Any employee who knows of or suspects a violation of this Code must immediately report the conduct to the Vice President of Human Resources, who will work directly with that employee to investigate the concern, or the employee may anonymously report the known or suspected violation via our Helpline. The Code requires that employees identify and disclose conflicts of interest, such as a significant financial interest in a company that competes with us or the acceptance of a gift from an individual or entity who might benefit or appear to benefit from the employee’s relation with the Company.

     Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the NYSE standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board. Any significant conflict must be resolved, or the director should resign. If a director has a personal interest in a matter before the Board, the director will disclose the interest to the Board, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Guidelines, Code of Business Conduct and Ethics and other Company policies. The Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

     Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the Company’s legal staff is primarily responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. Pursuant to the Audit Committee’s charter and its policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this proxy statement have been reviewed in accordance with this policy.

     Joint Ventures. Members of the Company’s management have investments in certain real estate joint ventures or limited partnerships which own and/or operate certain of the Company’s property interests. The Company receives various fees related to these ventures. Any material future transactions involving these joint ventures or partnerships is subject to the approval of a majority of disinterested directors of the Company.

     Relationship with J.P. Morgan. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan and has been a Director of the Company since December 1991. The Company utilizes general cash management services offered by J.P. Morgan and J.P. Morgan periodically provides the Company with investment banking services. J.P. Morgan was the joint arranger and participant with a consortium of 29 banks of the Company’s $1.5 billion unsecured revolving credit facility and is a participant in the Company’s $250.0 million Canadian denominated unsecured credit facility.

     Relationship with Latham & Watkins. Mr. Coviello is a retired partner of Latham & Watkins LLP and has been a Director of the Company since May 2008. Latham & Watkins provides legal services to the Company. Mr. Coviello’s retirement payments are adjusted to exclude any proportionate benefit received from the fees paid by the Company to Latham & Watkins.

     Family Relationships. Mr. Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley received total compensation of $324,380 from the Company in fiscal year 2008, calculated in the same manner as the Summary Compensation Table. This compensation includes a cash salary in 2008 as an employee of the Company of $260,144 with the remaining balance comprised of (i) compensation cost to the Company in 2008 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of SFAS No. 123R, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

     Mr. Patrick Flynn, Director of Real Estate of the Company, is the son of Mr. Michael J. Flynn, Vice Chairman of the Board of the Company until his retirement on December 31, 2008. Mr. Patrick Flynn is also the President and a director of Blue Ridge Real Estate/Big Boulder Corporation (“Blue Ridge”), a consolidated entity in which the Company has a controlling interest. Mr. Patrick Flynn received total compensation of $621,254 from the Company, including $97,472 from Blue Ridge, in fiscal year 2008, calculated in the same manner as the Summary Compensation Table. This compensation includes a cash salary in 2008 as an employee of the Company and Blue Ridge of $300,192 with the remaining balance comprised of (i) compensation cost to the Company in 2008 of equity awards, recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of SFAS No. 123R, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

     Mr. Connor Flynn, Vice President, Western Region, of the Company, is also the son of Mr. Michael J. Flynn, Vice Chairman of the Board of the Company until his retirement on December 31, 2008. Mr. Connor Flynn received total compensation of $321,614 from the Company in fiscal year 2008, calculated in the same manner as the Summary Compensation Table. This compensation includes a cash salary in 2008 as an employee of the Company of $192,308 with the remaining balance comprised of (i) compensation cost to the Company in 2008 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of SFAS No. 123R, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

     Mr. Ross Cooper, Director of Acquisitions, Florida, of the Company, is the grandson of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Ross Cooper received total compensation of $197,565 from the Company in fiscal year 2008, calculated in the same manner as the Summary Compensation Table. This compensation includes a cash salary in 2008 as an employee of the Company of $124,712 with the remaining balance comprised of (i) compensation cost to the Company in 2008 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of SFAS No. 123R, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

     Transactions with Douglas Grills (“Convenience Retailing”). Mr. Douglas Grills, a co-owner of Convenience Retailing, is the son of Mr. Joe Grills, a Director of the Company. Convenience Retailing subleases real property from a partnership, in which the Company has a non-controlling ownership interest, for use as gas/service stations. The Company believes the lease terms are no less favorable than would be obtained in negotiations with an independent third party.

     Transactions with Joshua P. Friedman and Associates (“Friedman and Associates”). Mr. Joshua Friedman, a principal of Friedman and Associates, is the son of Mr. Jerald Friedman, Executive Vice President of the Company until December 31, 2008. During 2008, the Company paid legal fees of $184,594 to Friedman and Associates for services rendered primarily in connection with various real estate transactions.

     Transactions with Ripco Real Estate Corporation (“Ripco”). Ripco Real Estate Corp. was formed in 1991, employs approximately 40 professionals and serves numerous retailers, REITs and developers. Ripco’s business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohls and many others, providing real estate brokerage services and principal real estate investing. Mr. Todd Cooper, an officer and 50% shareholder of Ripco, is a son of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company. During 2008 the Company paid brokerage commissions of $478,330 to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services. Additionally, the Company has the following joint venture investments with Ripco.

     During April 2005, the Company acquired an operating property located in Hillsborough, NJ, comprising approximately 0.1 million square feet of gross leasable area, through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The property was acquired for approximately $4.0 million including the assumption of approximately $1.9 million of non-recourse mortgage debt encumbering the property. Subsequent to the purchase, the joint venture obtained a $3.2 million one-year term loan which bore interest at LIBOR plus 0.55%. During 2008, the term of this loan was extended to May 2009 and the interest rate was increased to LIBOR plus 1.00%. This loan is jointly and severally guaranteed by the Company and Ripco. Proceeds from this loan were used to repay the $1.9 million mortgage encumbering the property.

     During May 2005, the Company acquired a $10.2 million mortgage receivable through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest. The mortgage encumbered a property located in Derby, CT, comprising approximately 0.1 million square feet of gross leasable area. During October 2005, the joint venture foreclosed on the property and obtained fee title. Subsequent to obtaining fee title, the joint venture obtained a $9.0 million term loan which bore interest at LIBOR plus 0.50%. During 2008, the term loan was increased to $11.0 million, extended to December 2009 and the interest rate was increased to LIBOR plus 3.50%. This loan is jointly and severally guaranteed by the Company and Ripco.

     During October 2005, the Company acquired, through a newly formed joint venture in which the Company and Ripco each have a 50% non-controlling interest, a parcel of land for future development located in East Northport, NY, for a purchase price of approximately $3.9 million. Partial funding for this acquisition was provided through a $3.2 million one-year term loan which bore interest at LIBOR plus 0.55%. During 2008, the term of this loan was extended to October 2009 and the interest rate was increased to LIBOR plus 1.25%. This loan is jointly and severally guaranteed by the Company and Ripco.

Audit Committee Report

     The Audit Committee of the Board of Directors of Kimco Realty Corporation (the “Audit Committee”) is responsible for providing objective oversight of Kimco Realty Corporation’s (the “Company”) financial accounting and reporting functions, system of internal control and audit process. During 2008, the Audit Committee was comprised of four directors all of whom were independent as defined under the then current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company (the “Board of Directors”). A copy of the Audit Committee Charter, as amended, is available through the Investor Relations/Corporate Governance/ Highlights/Committee Charters section of the Company’s website located at www.kimcorealty.com.

     Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2008 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

     Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2008 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

F. Patrick Hughes, Chairman
Richard G. Dooley
Joe Grills
Philip Coviello

     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Independent Registered Public Accountants

     PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2008. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees (1)	$1,066,320	$1,134,760
Audit-Related Fees (2)	$-	$230,000
Tax Fees	$-	$-
All Other Fees	$1,500	$1,500

(1)

Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2008 and 2007 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements, current reports on Form 8-K and proxy statements during 2008 and 2007 (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.

(2)	Audit-Related Fees include the SEC Regulation S-X Rule 314 audits of the Selected Acquisition Properties in 2007.

     Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants. The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

     On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2008 and 2007 were pre-approved by the Committee.

PROPOSAL 2
Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s
Independent Registered Public Accounting Firm

     In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2009 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 1986.

Vote Required

     Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the Meeting is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Accordingly, abstentions or broker non-votes will not affect the results of this vote.

     THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THIS PROPOSAL.

Other Matters

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2008, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2008, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than ten percent of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

     Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2008 and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

     Stockholder Nominees for Director and Other Stockholder Proposals. Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2010 Annual Meeting of Stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by Company at its principal executive offices no later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2010 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record at the time of giving notice and at the time of the Annual Meeting who delivers notice along with the additional information and materials required by our current bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 120 days prior to the first anniversary of the date of the proxy statement for the 2009 Annual Meeting. In order for a nomination to be considered, the notice must include the information as to such nominee and submitting stockholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such stockholder were to solicit proxies from all stockholders of the Company for the election of such nominee as a director and if such solicitation were one to which Regulation 14A under the Exchange Act applied. In addition, proponents must provide all of the information required by our current bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

     Code of Business Conduct and Ethics. The Board of Directors has adopted a written Code of Ethics for the Company that applies to all directors and employees. A copy of the Company’s Code of Ethics is available through the Investor Relations/Corporate Governance/Highlights/ Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Corporate Governance Guidelines. The Board of Directors has adopted written Corporate Governance Guidelines in accordance with the New York Stock Exchange listing requirements. A copy of the Company’s Corporate Governance Guidelines is available through the Investor Relations/ Corporate Governance/Highlights/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

     Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, within the Investor Relations section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

     Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

3333 NEW HYDE PARK ROAD STE 100 NEW HYDE PARK, NY 11042
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on 5/11/09. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on 5/11/09. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11412	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KIMCO REALTY CORPORATION

The Board Recommends a vote "For" elections of the following nominees

DIRECTORS
1-	DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES

	01 -	M. Cooper	05 -	F. P. Hughes
	02 -	R. Dooley	06 -	F. Lourenso
	03 -	J. Grills	07 -	R. Saltzman
	04 -	D. Henry	08 -	P. Coviello

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
The Board Recommends

ê

PROPOSAL(S)		For	Against	Abstain

2-	DIRECTORS RECOMMEND: A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.	☐	☐	☐

3-	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as name appears on the records of the company and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET For security purposes, please bring this ticket and a valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11413

KIMCO REALTY CORPORATION

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation, hereby appoints Milton Cooper and Bruce Rubenstein, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally at the meeting, and to vote all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned at the close of business on March 18, 2009, at the Annual Meeting of Stockholders to be held on May 12, 2009, at 10:00 a.m. local time or any adjournment(s) or postponement(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of which are incorporated by reference into this Proxy.

The Board of Directors recommends a vote (1) FOR all of the nominees for director, (2) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2009.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder and in the discretion of the Proxies upon such other business as may properly come before the meeting. If properly executed, but no direction is made, this proxy will be voted FOR the election of all nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2009 and in the discretion of the Proxies upon such other business as may properly come before the Meeting or any adjournment or postponement thereof. By executing this proxy, the undersigned hereby revokes all prior proxies.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE